UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2006

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1300 Main Street

Box 130

Atchison, Kansas 66002

(Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 28, 2006, the Company engaged in an industrial revenue bond transaction with the City of Atchison, Kansas pursuant to which the City (i) under a trust indenture, issued $7 million principal amount of its industrial revenue bonds to the company and used the proceeds thereof to acquire from the company its newly constructed office building and technical center in Atchison, Kansas, and (ii) leased the office building and technical center back to the company under a capital lease.  The bonds mature on December 1, 2016 and bear interest, payable annual on December 1 of each year commencing December 1, 2007 at the rate of 4.9% per annum.  Basic rent under the lease is payable annually on December 1 in  an amount sufficient to pay principal and interest on the bonds. The company also must pay certain other items as additional rent upon notice, including fees, expenses and administration costs of the trustee under the indenture, water and sewer charges, assessments and other governmental charges.  Events of default under the lease (which also would be events of  default under the indenture under which the bonds were issued) include failure to pay rent in accordance with the lease, failure to observe other covenants, which failures are not remedied within 30 days after notice, an event of bankruptcy, as defined, and abandonment of the facilities by the company.   In connection with the transaction, the company will be eligible to apply for 10 years property tax abatement on the facilities acquired with bond proceeds.

In connection with the foregoing transaction, the company entered a Fifth Amendment to its Line of Credit Loan Agreement with Commerce Bank excluding the application of specified sections of the Line of Credit Loan Agreement to the transaction.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: January 3, 2007	By:	/s/ Timothy W. Newkirk
Timothy W. Newkirk
President and Chief Operating Officer